Exhibit 10.39

ISLAND ENVIRONMENTAL SERVICES, INC.
FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2007
AND THE EIGHT MONTHS ENDED AUGUST 31, 2008 AND 2007 (UNAUDITED)

ISLAND ENVIRONMENTAL SERVICES, INC.

CONTENTS

PAGE	1	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	2	BALANCE SHEETS AS OF DECEMBER 31, 2007 AND AUGUST 31, 2008 (UNAUDITED)

PAGE	3	STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2007 AND FOR THE EIGHT MONTHS ENDED AUGUST 31, 2008 AND 2007 (UNAUDITED)

PAGE	4	STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE YEAR ENDED DECEMBER 31, 2007 AND FOR THE EIGHT MONTHS ENDED AUGUST 31, 2008 (UNAUDITED)

PAGE	5	STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2007 AND FOR THE EIGHT MONTHS ENDED AUGUST 31, 2008 AND 2007 (UNAUDITED)

PAGES	6	NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2007 AND FOR THE EIGHT MONTHS ENDED AUGUST 31, 2008 AND 2007 (UNAUDITED)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

The Board of Directors
Island Environmental Services, Inc.

      We have audited the accompanying balance sheet of Island Environmental Services, Inc. (the "Company") as of December 31, 2007, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Island Environmental Services, Inc. as of December 31, 2007, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 8, on August 31, 2008, the Company entered into a stock purchase agreement with General Environmental Management, Inc. (GEM) pursuant to which GEM acquired all of the issued and outstanding common stock of the Company.

Weinberg & Company, P.A.

Los Angeles, Ca.
December 23, 2009

 ISLAND ENVIRONMENTAL SERVICES, INC.
BALANCE SHEETS

	August 31, 2008	December 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$207,772	$617,053
Accounts receivable, net of allowance for doubtful accounts of
$14,596 and $114,618 respectively	1,064,478	1,272,759
Total Current Assets	1,272,250	1,889,812

PROPERTY AND EQUIPMENT – net of accumulated depreciation
of $3,571,085 and $3,227,386 respectively	1,231,359	1,575,149

TOTAL ASSETS	$2,503,609	$3,464,961

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank Overdraft	$400,215	$514,002
Accrued Expenses	81,865	62,133
Current portion of notes payable	-	53,860
Total Current Liabilities	482,080	629,995

LONG-TERM LIABILITIES
Notes payable, net of current portion	-	40,792

COMMITMENTS & CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock, no par value, 100,000 shares authorized,
10,000 shares issued and outstanding,	35,439	35,439
Retained Earnings	1,986,090	2,758,735
Total Stockholders' Equity	2,021,529	2,794,174

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,503,609	$3,464,961

See accompanying notes to financial statements.

ISLAND ENVIRONMENTAL SERVICES, INC.
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007 AND
FOR THE EIGHT MONTHS ENDED AUGUST 31, 2008 AND 2007 (UNAUDITED)

	Eight Months Ended		Year ended
	August 31,	August 31,	December 31,
	2008	2007	2007
	(Unaudited)	(Unaudited)
REVENUES	$4,014,940	$5,128,830	$7,697,167

COST OF REVENUES	2,356,037	2,903,254	4,623,766

GROSS PROFIT	1,658,903	2,225,576	3,073,401

OPERATING EXPENSES	2,413,922	2,026,105	3,591,588

OPERATING INCOME (LOSS)	(755,019)	199,471	(518,187)

OTHER INCOME (EXPENSE):

Interest income		27,396	57,606
Interest and financing costs	(21,030)	(3,943)	(34,214)
Loss on Disposal of Fixed Assets	-	-	(8,003)
Other non-operating income	3,404	16,661	20,134

Net income ( loss )	$(772,645)	$239,585	$(482,664)

 See accompanying notes to the financial statements

ISLAND ENVIRONMENTAL SERVICES, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2007
AND FOR THE EIGHT MONTHS ENDED AUGUST 31, 2008 (UNAUDITED)

	Common Stock		Retained
	Shares	Amount	Earnings	Total

Balance, January 1, 2006	10,000	$35,439	$4,216,255	$4,251,694

Distributions	-	-	(974,856)	(974,856)

Net loss for the year ended December 31, 2007			(482,664)	(482,664)

Balance, December 31, 2007	10,000	35,439	2,758,735	2,794,174

Net loss for the eight months ended August 31, 2008			(772,645)	(772,645)

Balance, August 31, 2008 (Unaudited)	10,000	$35,439	$1,986,090	$2,021,529

See accompanying notes to the financial statements

ISLAND ENVIRONMENTAL SERVICES, INC
STATEMENTS OF CASHFLOWS
FOR THE YEAR ENDED DECEMBER 31, 2007
AND FOR THE EIGHT MONTHS ENDED AUGUST 31, 2008 AND 2007  (UNAUDITED)

	Eight Months Ended		Year Ended
	August 31,	August 31,	December 31,
	2008	2007	2007
	(Unaudited)	(Unaudited)
CASHFLOWS FROM OPERATING ACTIVITIES :
Net income (loss)	$(772,645)	$239,585	$(482,664)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and Amortization	343,790	394,572	588,780
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	208,281	648,822	816,161
Increase in:
Bank Overdraft	(113,787)		514,002
Accrued expenses and other liabilities	19,732	93,137	(8,987)
Net cash provided by (used in) Operating Activities	(314,629)	1,376,116	1,427,292

CASHFLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(119,572)	(318,432)
Net Cash Used In Investing Activities	-	(119,572)	(318,432)

CASHFLOWS FROM FINANCING ACTIVITIES:
Payments of notes payable	(94,652)	(38,222)	(55,795)
Distributions	-	(108,556)	(974,857)
Net Cash used in Financing Activities	(94,652)	(146,778)	(1,030,652)

NET INCREASE (DECREASE) IN CASH	(409,281)	1,109,766	78,208
CASH – BEGINNING OF YEAR	617,053	538,845	538,845
CASH – END OF PERIOD	$207,772	$1,648,611	$617,053

SUPPLEMENTAL DISCLOSURE OF CASHFLOW INFORMATION:
Cash paid for:	$-	$-	$-
Interest expense	$2,025	$4,068	$34,215

See accompanying notes to the financial statements

ISLAND ENVIRONMENTAL SERVICES, INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2007
AND FOR THE EIGHT MONTHS ENDED AUGUST 31, 2008 AND 2007 (UNAUDITED)

NOTE 1	ORGANIZATION AND PRINCIPAL ACTIVITIES

Island Environmental Services, Inc. (the “Company”) was incorporated inCalifornia, on February 20, 1992 for the purpose of providing transportation and hauling services for non-hazardous and  hazardous waste services.  The Company currently performs services in seven Western states.

NOTE 2	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

(a) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

(b) Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is determinable, and collection is reasonably assured.

The Company is a fully integrated service firm structured to provide field services, technical services and transportation. Through our services, we assist clients in meeting regulatory requirements from the designing stage to the waste disposition stage. These services are billed and revenue recognized when the service is performed and completed.  When the service is billed, client costs are accumulated and accrued.

(c) Concentrations of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk consist principally of cash and trade receivables.  The Company places its cash in what it believes to be credit-worthy financial institutions.  However, cash balances may have exceeded FDIC insured levels at various times during the year.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk in cash.

The Company’s trade receivables result primarily from removal or transportation of waste, and the concentration of credit risk is limited to a broad customer base located throughout the Western United States.

The Company had one customer that accounted for 12% and 17% of revenue for the eight months ended August 31, 2008 and 2007 and 29% for the year ended December 31, 2007.

ISLAND ENVIRONMENTAL SERVICES, INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2007
AND FOR THE EIGHT MONTHS ENDED AUGUST 31, 2008 AND 2007 (UNAUDITED)

(d) Fair Value of Financial Instruments

The Company believes that the carrying value of its cash, accounts receivable, note payable, bank draft, accounts payable, and  accrued liabilities, as of August 31, 2008 and December 31, 2007 approximates their respective fair values due to the demand or short-term nature of those instruments.

(e) Cash

Cash in bank and short term investments with maturities fewer than thirty days are recorded as cash balances.

(f)Trade Receivables

Trade receivables are recorded at net realizable value, consisting of the carrying amount less an allowance for uncollectible accounts, as needed.

The Company uses the allowance method to account for uncollectible trade receivable balances. Under the allowance method, if needed, an estimate of uncollectible customer balances is made based upon historical loss trends and specific account balances that are considered uncollectible. Factors used to establish an allowance include the credit quality of the customer and whether the balance is significant. Accounts are considered past due once the unpaid balance is 90 days or more outstanding, unless payment terms are extended by contract.  When an account balance is past due and attempts have been made by legal or other means, the amount is considered uncollectible and is written off against the allowance balance. At August 31, 2008 and December 31, 2007 trade receivables had a net balance in the amount of $1,064,478 and $1,272,759 net of allowances of $14,596 and $114,618, respectively.

(g) Property and Equipment

Property and equipment is stated at cost.  Depreciation is computed using straight line methods based on the estimated useful lives of the assets, generally as follows:

Vehicles	5 Years
Equipment	5 Years
Furniture and fixtures	5 Years

(h) Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, established guidelines regarding when impairment losses on long-lived assets, which includes property and equipment, should be recognized and how impairment losses should be measured.  This statement also provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify and asset as held-for-sale.  The Company periodically reviews such assets for possible impairment and expected losses, if any, are recorded in the period when such impairment is determined.

(i) Income Taxes

The Company accounts for income taxes using the asset and liability method whereby deferred income tax assets and liabilities are recognized for the tax consequences of temporary differences by applying statutory tax rates applicable to future years to difference between the financial statement carrying amounts and the tax bases of certain assets and liabilities.  Changes in deferred tax assets and liabilities include the impact of any tax rate changes enacted during the year.

NOTE 3	NEW ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”.  SFAS No. 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently.  SFAS No. 160 also requires that any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value when a subsidiary is deconsolidated.  SFAS No. 160 also sets forth the disclosure requirements to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Earlier adoption is prohibited.  SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements.  The presentation and disclosure requirements are applied retrospectively for all periods presented.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133” (SFAS 161). This Statement requires enhanced disclosures about an entity’s derivative and hedging activities, including (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133,  “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.

In June 2009, the FASB issued authoritative guidance on accounting standards codification and the hierarchy of generally accepted accounting principles.” The FASB Accounting Standards Codification™ (“Codification”) has become the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with GAAP. All existing accounting standard documents are superseded by the Codification and any accounting literature not included in the Codification will not be authoritative. However, rules and interpretive releases of the Securities Exchange Commission (“SEC”) issued under the authority of federal securities laws will continue to be sources of authoritative GAAP for SEC registrants. The FASB authoritative guidance is effective for interim and annual reporting periods ending after September 15, 2009. Therefore, beginning with our quarter ending September 30, 2009, all references made by it to GAAP in its consolidated financial statements now use the new Codification numbering system. The Codification does not change or alter existing GAAP and, therefore, it does not have an impact on our financial position, results of operations and cash flows.

On July 1, 2009, the Company adopted authoritative guidance issued by the FASB on business combinations. The guidance retains the fundamental requirements that the acquisition method of accounting (previously referred to as the purchase method of accounting) be used for all business combinations, but requires a number of changes, including changes in the way assets and liabilities are recognized and measured as a result of business combinations. It also requires the capitalization of in-process research and development at fair value and requires the expensing of acquisition-related costs as incurred. We will apply this guidance to business combinations completed after July 1, 2009.  Adoption of the new guidance did not have a material impact on our financial statements.

In October 2009, the FASB issued authoritative guidance on revenue recognition that will become effective for the Company beginning July 1, 2010, with earlier adoption permitted.  Under the new guidance on arrangements that include software elements, tangible products that have software components that are essential to the functionality of the tangible product will no longer be within the scope of the software revenue recognition guidance, and software-enabled products will now be subject to other relevant revenue recognition guidance.  We believe adoption of this new guidance will not have a material impact on our financial statements.

In May 2009, the FASB issued new requirements for reporting subsequent events. These requirements set forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and disclosures that an entity should make about events or transactions that occurred after the balance sheet date. Disclosure of the date through which an entity has evaluated subsequent events and the basis for that date is also required.

The Company does not believe that the adoption of the above recent pronouncements will have a material effect on the Company’s consolidated results of operations, financial position, or cash flows.

NOTE 4	PROPERTY AND EQUIPMENT

Property and Equipment consists of the following as of:

	August 31, 2008	December 31, 2007
Vehicles	$84,484	$84,710
Furniture & Fixtures	43,101	43,091
Machinery & Equipment	3,203,927	3,203,702
Roll Off Bins	1,110,291	1,110,291
Office Equipment	91,701	91,701
Leasehold Improvements	268,940	269,040
	4,802,444	4,802,535
Less accumulated depreciation	3,571,085	3,227,386
Property and equipment net of accumulated depreciation	$1,231,359	$1,575,149

Depreciation expense was $343,790 and $394,572 for the eight months ended August 31, 2008 and 2007, respectively and $588,780 for the year ended December 31, 2007.

NOTE 5	NOTES PAYABLE

Notes payable consist of the following :

	August 31,	December 31,
	2008	2007
(a) Note payable, Ed Butts Ford	$-	$53,860
(b) Note payable, Ed Butts Ford	-	4,661
(c) Note payable, Ed Butts Ford	-	9,500
(d) Note payable, Center Capital Corp	-	26,631
Total notes payable	-	94,652
Less current portion	-	53,860
Notes payable, net of current portion	$-	$40,792

(a) Equipment note, payable in monthly installments of $434.05 beginning in May 2005 including interest of 0.00% per annum through April 2010.  The note was paid off during the eight months ended August 31, 2008.

(b) Equipment note, payable in monthly installments of $423.72 including interest of 0.00% per annum through November 2008.  The note was paid off during the eight months ended August 31, 2008.

(c) Equipment note, payable in monthly installments of $654.48 including interest of 3.90% per annum through March 2009.  The note was paid off during the eight months ended August 31, 2008.

(d) Equipment note, payable in monthly installments of $3,281.74 including interest of 5.79% per annum through October 2009. The note was paid off during the eight months ended August 31, 2008.

NOTE 6	COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company leases its warehouse and office facility under separate five year, and month-to-month operating lease agreements.  Under terms of each of the leases, the company pays the cost of repairs and maintenance.

Future minimum lease commitments under these leases at December 31, 2007 are as follows:

Year Ended December 31,
2007	$462,000
2008	492,000
2009	667,500
2010	667,500
2011	667,500

$2,956,500

Rent expense for the eight months ending August 31, 2008 and 2007 was $308,000 and $308,000 and $ 462,000 for the year ending December 31, 2007 .

LEGAL PROCEEDINGS

The Company is party to legal proceedings that arise through the normal course of business.  The outcomes of these proceedings are not expected to have a material impact on these financial statements.

NOTE 7	INCOME TAXES

The Company's net deferred tax assets consisted of the following at August 31, 2008 and December 31, 2007:

	August 31, 2008	December 31, 2007
	(Unaudited)
Deferred tax asset, net operating loss	$1,255,308	$482,664
Less valuation allowance	(1,255,308)	(482,664)
Net deferred tax asset	$-	$-

As of August 31, 2008, the Company had federal net operating loss carry forwards of approximately $1,255,308 expiring in various years through 2024, which can be used to offset future taxable income, if any. No deferred asset benefit for these operating losses has been recognized in the financial statements due to the uncertainty as to their realizability in future periods.

NOTE 8	SUBSEQUENT EVENT

On August 31, 2008, the Company entered into a stock purchase agreement with General Environmental Management, Inc. (GEM), a publicly held company, pursuant to which GEM acquired all of the issued and outstanding common stock of the Company.  In consideration of the acquisition of the issued and outstanding common stock of the Company GEM paid $2.25 million in cash to the stockholders of Island Environmental Services, Inc. (IES) and issued $1.25 million in three year promissory notes.  As a result of the agreement, Island Environmental Services, Inc. (IES) becomes a wholly-owned subsidiary of GEM.